Prospectus Supplement                                 Pursuant to Rule 424(b)(3)
(To Prospectus, dated February 6, 1998)               Registration No. 333-34059

                               RESPONSE USA, INC.

                        2,176,293 SHARES OF COMMON STOCK

    This Prospectus Supplement relates to the public offering of 2,176,293 shares of Common Stock by certain selling stockholders named in the Prospectus referenced above. All capitalized terms used in this Prospectus Supplement shall have the respective meanings set forth in the Prospectus.

    On February 11, 1998, the Company redeemed all of the outstanding shares of Series A Preferred Stock. Since all of the outstanding shares of Series A Preferred Stock have been redeemed, the aggregate number of shares to be offered by the Selling Stockholders in the Prospectus shall be reduced from 2,176,293 to 516,505 and all references to shares to be issued upon conversion of the Series A Preferred Stock and subsequent sales of such shares by the Selling Stockholders shall be deleted. The following Selling Stockholder Table shall replace the Selling Stockholder Table set forth on pages 18-19 of the
Prospectus:

                                                                                              BENEFICIAL OWNERSHIP
                                                                                          -----------------------------
                                                                                            PRIOR TO
STOCKHOLDER                                                                    OFFERED        SALE        AFTER SALE
---------------------------------------------------------------------------  -----------  ------------  ---------------
A.J. Gesundheit............................................................     10,417(1)      10,417              0
AG Super Fund International Partners, L.P..................................      2,084(1)       2,084              0
GAM Arbitrage Investments, Inc.............................................      2,084(1)       2,084              0
Leonardo, L.P..............................................................      6,250(1)       6,250              0
Raphael, L.P...............................................................      2,084(1)       2,084              0
Ailouros Ltd...............................................................     10,417(1)      10,417              0
Capital Ventures International, Inc........................................     47,917(1)      47,917              0
Charles B. Krusen..........................................................      8,334(1)       8,334              0
Wood Gundy London Ltd......................................................     62,500(1)      62,500              0
Darisco Diversified Investments Inc........................................     10,417(1)      10,417              0
Deere Park Partners, L.P...................................................      1,250(1)       1,250              0
Halifax Fund, L.P..........................................................     16,667(2)      16,667              0
KA Investments LDC.........................................................      6,250(1)       6,250              0
Lake Management LDC........................................................     20,834(1)      20,834              0
The Otato Limited Partnership..............................................     20,000(1)      20,000              0
UC Financial Ltd...........................................................      7,500(1)       7,500              0
Zanett Lombardier Ltd......................................................     27,084(1)      27,084              0
APT Holdings Corporation...................................................    249,582(3)     249,582              0
4R Security, Inc.                                                                4,834(4)       4,834              0

------------------------

(1) Includes shares of Common Stock issuable upon exercise of the Preferred Warrants and the Additional Preferred Warrants at exercise prices of $6.00 and $10.125, respectively.

(2) Represents shares of Common Stock issuable upon exercise of Preferred Warrants at an exercise price of $6.00.

(3) Includes 107,263 shares of Common Stock issued in connection with the exercise of common stock purchase warrants issued in connection with the Company's revolving credit facility, 102,319 shares of Common Stock issuable upon conversion of the Mellon Preferred Stock and 40,000 shares of Common Stock issued in connection with the Company's amended and restated loan agreement.

(4) Shares issued in connection with an acquisition.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY      REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is February 19, 1998.